Quotient Appoints Michael Wargotz to Board of Directors

SALT LAKE CITY - February 28, 2023 - Quotient Technology Inc. (NYSE: QUOT) (“Quotient” or the “Company”), a leading digital promotions and media technology company, today announced that it has appointed Michael Wargotz to the Company’s Board of Directors, effective immediately. Mr. Wargotz will serve as a Class II director, which class has a one-year term expiring as of the Company’s 2023 Annual Meeting of Stockholders.

Mr. Wargotz is an experienced public company Board member, with more than 30 years of leadership and business development experience, as well as significant finance and investor relations expertise, including audit oversight, financial reporting, and compliance. He is currently a private investor, involved in various start-up ventures and previously served as Co-Founder and partner of Axcess Worldwide, a brand experience marketing development agency.

“We are excited to welcome Michael to our Board of Directors," said Robert McDonald, Chair of Quotient. “Michael brings decades of leadership and Board experience, as well as finance, IR, branding, and governance expertise. We believe his track record of growing companies through business development and investment will be valuable as we look to scale our company and deliver greater value to our partners and shareholders.”

Mr. Wargotz said, “I am eager to work alongside the Quotient Board and management team to capitalize on the unique opportunity they have in the evolving digital promotions and media industry. I look forward to helping drive forward its strategic and financial objectives to create value for Quotient shareholders.”

Mr. Wargotz fills the vacancy created by the resignation of Matthew O’Grady, who resigned from the Board effective December 31, 2022, and who at the time of his resignation was one of two directors serving on the Board pursuant to the Cooperation Agreement between Quotient and Engaged Capital LLC. Mr. Wargotz will serve on the Audit Committee, the Nominating and Corporate Governance Committee and the Strategic Committee.

About Michael H. Wargotz

Mr. Wargotz currently serves on the Board of Travel + Leisure Co., the world’s leading membership and leisure travel company. From 2011 to 2017, Mr. Wargotz served as Chairman of Axcess Ventures, an affiliate of Axcess Worldwide, a brand experience marketing development agency. From 2010 to 2011, he co-founded and served as Chief Financial Officer of The Milestone Aviation Group, a global aviation leasing company, from 2010 to 2011. Mr. Wargotz served as the Co-Chairman of Axcess Luxury and Lifestyle from August 2009 to July 2010. From 2006 to 2009, he served as the Chief Financial Advisor of NetJets, Inc., a leading provider of private aviation services from 2006 to 2009 and Vice President of NetJets from 2004 to 2006. Mr. Wargotz co-founded and was a partner in Axcess Worldwide from 2001 to 2004. From January 1998 to December 1999, Mr. Wargotz served in various leadership positions at Cendant Corporation, including President and Chief Executive Officer of its Lifestyle Division, Executive Vice President and Chief Financial Officer of its Alliance Marketing Segment, and Senior Vice President, Business Development. Prior to 1998, Mr. Wargotz served in various finance and accounting positions at HFS Incorporated, PaineWebber & Co, America Express and Price Waterhouse. Mr. Wargotz received a B.A. in Accounting from Rutgers University and an M.B.A. from New York University.

About Quotient

Quotient Technology (NYSE: QUOT) is a leading digital promotions and media technology company for advertisers, retailers and consumers. Quotient's omnichannel platform is powered by exclusive consumer spending data, location intelligence and purchase intent data to reach millions of shoppers daily and deliver measurable, incremental sales.

Quotient partners with leading advertisers, publishers and retailers, including Clorox, Procter & Gamble, Unilever, CVS, Dollar General, Ahold Delhaize USA, Amazon and Microsoft. Quotient is headquartered in

Salt Lake City, Utah, and has offices across the US as well as in Bangalore, Paris, London and Tel Aviv. For more information visit www.quotient.com.

Quotient and the Quotient logo are trademarks or registered trademarks of Quotient Technology Inc. and its subsidiaries in the United States and other countries. Other marks are the property of their respective owners.

Contacts
Investor Relations:
Drew Haroldson
The Blueshirt Group for Quotient
ir@quotient.com